Filed pursuant to Rule 433
Registration No. 333-130580
July 18, 2006

HSBC Finance Corporation

Final Term Sheet
Lead Managers:	HSBC Securities (USA) Inc. (95%)
Co-Managers:	BNP Paribas Securities Corp. (1%) Calyon Securities (USA) Inc. (1%) National Australia Bank Limited (1%) Scotia Capital (USA) Inc. (1%) SG Americas Securities, LLC (1%)
Structure:	Reopening of Global Floating Rate Notes due June 1, 2016
Ratings:	Aa3/AA-/AA-(Pos Outlook/Stable/Stable)
Pricing Date:	July 18, 2006
Interest Accrual Date:	May 30, 2006
Settlement Date:	July 21, 2006
Maturity Date:	June 1, 2016
Form of Note:	Senior Notes
Form of Offering:	SEC Registered Global
CUSIP:	40429CFR8
ISIN:	US40429CFR88

Transaction Details
Principal Amount:	$550,000,000
Pricing Benchmark:	3M USD LIBOR
Re-offer Yield:	3M USD LIBOR + 40 bps
Interest Rate Source:	USD-LIBOR-BBA (Telerate Inc Page 3750)
Price to Investor:	100.1984%, plus accrued interest from May 30, 2006 until July 21, 2006, the date HSBC Finance expects to deliver the notes offered by this Final Term Sheet
Gross Fees:	0.400%
All-in Price to Issuer:	99.7984%
Interest Rate:	3M USD LIBOR + 43 bps
Initial Coupon:	5.65%
Amount of Accrued Interest:	$4,488,611.11
Total Proceeds to Issuer:	$548,891,200, plus accrued interest from May 30, 2006 until July 21, 2006
Interest Reset:	Quarterly
Interest Pay Frequency:	Quarterly
Coupon Payment Dates:	Quarterly on the 1st of September, December, March and June; commencing on September 1st, 2006
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing:	NYSE
Further Issuance:

The notes will be a further issuance of, and will be consolidated to form a single series with, the US$750,000,000 aggregate principal amount of HSBC Finance's outstanding Global Floating Rate Notes due June 1, 2016.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.